Exhibit 99.3

                                                                  [Slide 1]



                           ROHN INDUSTRIES, INC.
                  ---------------------------------------


                        Conference Call Presentation

                             September 18, 2000

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                                                                  [Slide 2]



                   CONVERGENCE OF WIRELESS VOICE AND DATA

    One Billion Wireless Phones Will Be Internet Access Devices by 2003



Graph*


                                             Internet
                                            (Fixed &
                  Fixed      Mobile          Mobile)          Mobile Internet
              ----------------------------------------------------------------
                          (millions)
    1996          700         125              50                    0
    1998          780         200             150                    0
    2000          850         400             275                   25
    2002          950         600             475                  100
    2004          990       1,000+            990                  340



*        Graph values are approximations.



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                                                                  [Slide 3]





                         STRONG FINANCIAL MOMENTUM

Bar graph illustrates sales growth and EPS growth;

o    78% sales growth[*]

o    175% EPS growth[*]

*  lst Half 2000 vs. 1st Half 1999 results; excludes non-recurring items



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                                                                  [Slide 4]


                            FINANCIAL ESTIMATES

         Sales Estimates

         -      $230 million in 2000 (62% increase from 1999)

         -      $300 million in 2001

          Increase international sales from 16% in 1999 to 30% of total sales by 2003

          Operating Earnings Per Share Estimates

         -      $.35 - $.38 in 2000 (88% to 104% increase from 1999)

         -      $.47 - $.52 in 2001

          Earnings exclude non-recurring items



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                                                                  [Slide 5]


                    PROVEN AND FOCUSED GROWTH STRATEGIES

Expand turn-key proprietary service and product offerings in the fastest growing sectors of telecom industry

Major customer growth

Focused international growth

Leverage earnings on sales growth



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                                                                  [Slide 6]


                                 VALUATION
                                 ---------

METRIC                                           ROHN           02WIRELESS

Sales ($ millions in '99)                        $142               $49

Operating Profit ($ millions in '99)              $14               $1

Employees                                         725               641

Subcontractor to ROHN                                               Yes

Turn-Key Service Offerings                        Yes              Some

Pure Play In Telecom                              Yes               Yes

Intl Sales (% of total rev in '99)                16%               2%

Market Value ($ millions)                        $216              $474


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                                                                  [Slide 7]


                             WHY INVEST IN ROHN

Continued high growth expected in broadband, fiber optic and wireless telecommunications

Proprietary single-source services and products in fastest growing sectors of the telecommunications industry

ROHN is pure play in telecommunications infrastructure

Proven growth strategies and track record

Significant international growth opportunities

Strong financial momentum

Value opportunity